Exhibit 99.1

LEARNING TREE ANNOUNCES THIRD QUARTER FISCAL YEAR 2012 RESULTS

RESTON, VA (August 7, 2012) Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its third quarter of fiscal year 2012, which ended June 29, 2012.

In its third quarter of fiscal year 2012, Learning Tree reported revenues of $33.0 million, loss from operations of $2.1 million, and net loss of $6.8 million or $0.50 per share. During the third quarter, the Company took a one-time charge of $4.2 million to establish a valuation allowance against deferred tax assets in the U.S. These results compare with revenues of $33.5 million, income from operations of $1.0 million, and net income of $0.6 million or $0.05 per share in its third quarter of fiscal year 2011.

“Our focus continues to be on those investments we expect will ultimately result in long-term growth for the company,” said Learning Tree President Max Shevitz. “We believe that we are on the right path with the changes we are implementing and have metrics in place to continuously gauge the effects of our changes on the company’s performance. Over time, these changes have the potential to achieve our goals of revenue growth and improved margins; however, the positive impact of those changes may not be felt for several quarters to come.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss third quarter fiscal year 2012 results is scheduled at 4:30 p.m. (EST) August 7, 2012. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s web site www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

Contact Information

Max Shevitz

President

Learning Tree International

Phone: (703) 709-9119

max_shevitz@learningtree.com

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 29,	July 1,	June 29,	July,
	2012	2011	2012	2011
Revenues	$33,041	$33,458	$96,958	$99,492
Cost of revenues	15,642	15,913	45,834	46,522

Gross profit	17,399	17,545	51,124	52,970

Operating expenses:
Course development	2,165	1,872	6,356	5,691
Sales and marketing	9,707	7,811	25,577	23,536
General and administrative	7,652	6,901	22,009	21,420

Total operating expenses	19,524	16,584	53,942	50,647

Income (loss) from operations	(2,125)	961	(2,818)	2,323

Other income, net	309	26	164	12

Income (loss) before income taxes	(1,816)	987	(2,654)	2,335
Provision for income tax	4,962	342	4,408	723

Net income (loss)	$(6,778)	$645	$(7,062)	$1,612

Earnings (loss) per share—diluted	$(0.50)	$0.05	$(0.52)	$0.12

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	June 29,	September 30,
	2012	2011
Cash and cash equivalents	$31,731	$40,293
Available for sale securities	8,473	2,352
Trade accounts receivable, net	15,107	18,220
Prepaid expenses and other	8,567	6,373

Total current assets	63,878	67,238
Depreciable assets, net and other	28,280	34,914

Total assets	$92,158	$102,152

Accounts payable and accrued liabilities	$19,801	$16,893
Deferred revenues	31,249	34,572

Total current liabilities	51,050	51,465
Other	12,174	12,936

Total liabilities	63,224	64,401

Stockholders’ equity	28,934	37,751

Total liabilities and stockholders’ equity	$92,158	$102,152